UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: May 3, 2010
(Date of earliest event reported)
McAfee, Inc.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 001-31216	77-0316593 (I.R.S. Employer Identification No.)
3965 Freedom Circle
Santa Clara, California 95054
(Address of Principal Executive Offices, including zip code)
(408) 346-3832
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 6, 2010, McAfee, Inc. (“McAfee”) announced that Jonathan Chadwick is joining McAfee as its Executive Vice President and Chief Financial Officer beginning June 14, 2010.
     Mr. Chadwick, 44, joins McAfee from Cisco Systems, Inc. (“Cisco”), a networking technology company, where he spent 13 years in various finance roles. Most recently, Mr. Chadwick served as Cisco’s Senior Vice President and Chief Financial Officer, Global Customer Markets. From 2006 to 2009, Mr. Chadwick served as Senior Vice President, Corporate Controller and Chief Accounting Officer. Mr. Chadwick served as Vice President, Corporate Finance and Planning and Mergers and Acquisitions from 2003 to 2006. Prior to joining Cisco in 1997, Mr. Chadwick was an audit partner-elect with Coopers & Lybrand, LLP (now PricewaterhouseCoopers). Mr. Chadwick is a Chartered Accountant in England and holds an honors degree in electrical and electronic engineering from the University of Bath, England.
     Mr. Chadwick will replace Albert A. “Rocky” Pimentel at McAfee. Mr. Pimentel announced his retirement as McAfee’s Executive Vice President, Chief Financial Officer and Chief Operating Officer in February, but plans to remain with McAfee through the early part of the third quarter to ease the transition period.
     The offer letter agreement (the “Letter Agreement”) with Mr. Chadwick provides for the following compensation and related benefits to Mr. Chadwick during his employment with McAfee:
•	An annual base salary of $600,000.

•	Eligibility for a target annual bonus of $600,000, which will be prorated in the first year.

•	Participation in all company-sponsored employee benefit programs applicable to other senior executives.

•	Dave DeWalt, McAfee’s Chief Executive Officer and President, will recommend to McAfee’s Board of Directors that Mr. Chadwick receive a stock option grant for 75,000 shares of McAfee’s common stock (the “Option”) with a grant date, vesting commencement date and strike price to be determined at the sole discretion of the Board of Directors and/or its Compensation Committee. The Option will be scheduled to vest over a four year period, with 25% of the shares subject to the Option vesting on the first anniversary of the grant date and the remainder vesting in equal installments over the next 36 monthly periods.

•	Mr. DeWalt will recommend to McAfee’s Board of Directors that Mr. Chadwick receive a restricted stock unit (“RSU”) award for 75,000 shares of McAfee’s common stock with a grant date and vesting commencement date to be determined at the sole discretion of the Board of Directors and/or its Compensation Committee. The RSU award will be scheduled to vest as follows: (i) one-third of the stock units will vest on the first anniversary of the vesting commencement date; (ii) one-third of the stock units will vest on the second anniversary of the vesting commencement date; and (iii) one-third of the stock units will vest on the third anniversary of the vesting commencement date.

•	Additionally, Mr. DeWalt will recommend to McAfee’s Board of Directors that Mr. Chadwick receive a performance stock unit (“PSU”) award for 75,000 shares of McAfee’s common stock with a grant date, vesting commencement date and par value to be determined at the sole discretion of the Board of Directors and/or its Compensation Committee. The PSU award will be scheduled to vest as follows: (i) one-third of the stock units will vest in the first quarter of 2011; (ii) one-third of the stock units will vest in the first quarter of 2012; and (iii) one-third of the stock units will vest in the first quarter of 2013, in each case assuming specific quantitative financial milestones as set forth by the Board of Directors and/or its Compensation Committee are met during each potential vesting period.

•	If needed, Mr. DeWalt will recommend to McAfee’s Board of Directors that Mr. Chadwick receive an additional RSU award for up to 40,000 shares of McAfee’s common stock with a grant date and vesting commencement date to be determined at the sole discretion of the Board of Directors and/or its Compensation Committee. The RSU award will be scheduled to vest in full on the first anniversary of the vesting commencement date.

•	Mr. Chadwick will be eligible to receive additional equity grants on an annual basis consistent with McAfee’s normal compensation practices.
     In connection with Mr. Chadwick’s employment, McAfee intends to enter into its standard, written indemnification agreement for officers and directors with Mr. Chadwick. Further, McAfee intends to enter into its standard, written change in control and retention agreement with Mr. Chadwick and any severance or change in control benefits will be paid under such separate agreement.
     Under the Letter Agreement, Mr. Chadwick’s employment with McAfee is at-will.
     The foregoing description of the Letter Agreement is qualified in its entirety by the terms of such Letter Agreement, which is filed as Exhibit 10.1 to and incorporated by reference in this Current Report on Form 8-K.
     A copy of the press release announcing the hiring of Mr. Chadwick is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits:
10.1	Offer Letter Agreement by and between McAfee, Inc. and Jonathan Chadwick, dated May 3, 2010.

99.1	Press release dated May 6, 2010 announcing the hiring of Jonathan Chadwick.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McAfee, Inc.
Date: May 6, 2010	By:	/s/ Mark D. Cochran
Mark D. Cochran
Executive Vice President and Chief Legal Officer/General Counsel